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                                                                     EXHIBIT 8.1
                            FOLEY, HOAG & ELIOT LLP
                            One Post Office Square
                       Boston, Massachusetts 02109-2170
                          Telephone:  (617) 832-1000
                          Facsimile:  (617) 832-7000
                                 Telex 940693
                              http://www.fhe.com

                                                 October 7, 1997

LIGHTBRIDGE, INC.
67 South Bedford Street
Burlington, Massachusetts 01803


Ladies and Gentlemen:

      This opinion is furnished to you in connection with Amendment No. 1 to Registration Statement on Form S-4 (Registration No. 333-36801) (as so amended, the "Registration Statement") being filed on the date hereof by Lightbridge, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed public offering by the Company of up to 1,175,223 shares of its Common Stock, $.01 par value per share, in exchange for all of the outstanding capital stock of Coral Systems, Inc.

      In arriving at the opinions expressed below, we have examined and relied on the Registration Statement (including the proxy statement/prospectus forming a part of the Registration Statement); an executed copy of the Agreement and Plan of Reorganization dated September 9, 1997 among the Company, SeeCross Acquisition Corp. and Coral Systems, Inc. (the "Reorganization Agreement"); representations of the Company, SeeCross Acquisition Corp. and Coral Systems, Inc. contained in forms of letters addressed to us and to be executed at the Closing (as defined in the Reorganization Agreement); and originals or copies certified or otherwise identified to our satisfaction of all such other records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

      We express no opinion other than as to the federal income tax laws of the United States of America.

      Based upon the foregoing, we are of the opinion that the statements made in such proxy statement/prospectus under the heading "The Merger Proposal-- Certain Federal Income Tax Considerations," to the extent that such statements purport to summarize matters of federal income tax law or constitute legal conclusions thereunder, accurately reflect the material United States federal income tax consequences of the transactions contemplated by the Reorganization Agreement.
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LIGHTBRIDGE, INC.
October 7, 1997
Page Two

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "The Merger Proposal-- Certain Federal Income Tax Considerations" in the proxy statement/prospectus forming part of the Registration Statement.

                                          Very truly yours,

                                          FOLEY, HOAG & ELIOT LLP


                                          By /s/ RICHARD SCHAUL-YODER
                                             --------------------------
                                             A Partner